EXHIBIT 2.1









             AGREEMENT AND PLAN OF MERGER




                     by and among




             HARRIS CHEMICAL GROUP, INC.,




                    IMC GLOBAL INC.

                         and


                 IMC MERGER SUB INC.


            Dated as of December 11, 1997

                  TABLE OF CONTENTS


Page
                      ARTICLE 1

                     DEFINITIONS

1.1       Definitions 1


                      ARTICLE 2

          FORMATION OF NEWCO AND THE MERGER

2.1       Reserved 4
2.2
The Merger
4
2.3
Closing 5
2.4       Effective Time 5
2.5       Effects of the Merger 5
2.6       Termination 5
2.7       Effect of Termination 6


                            ARTICLE 3
        EFFECT OF THE MERGER ON THE CAPITAL
       STOCK OF THE CONSTITUENT CORPORATIONS;
       EXCHANGE OF CERTIFICATES
3.1       Effect on Capital Stock 6
3.2       Treatment of Options 8
3.3       Exchange of Certificates 8


                            ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF THE
COMPANY

4.1       Organization of the Company and the
Subsidiaries;
          Authority. 11
4.2       Capitalization of the Company;
Ownership. 11
4.3       Subsidiaries of the Company. 11
4.4       Ability to Carry Out the Agreement.
12
4.5       Consents and Approvals. 12
4.6       Financial Statements. 12
4.7       Title to Properties; Absence
of Liens. 13
4.8       Litigation. 14
4.9       Compliance with Law. 14
4.10      Contracts. 14
4.11      Brokers and Intermediaries.
15
4.12      Tax Matters. 15
4.13      Employee Benefits. 16
4.14      Intellectual
Property. 17
4.15      Environmental
Matters. 18
4.16      Absence of Certain Changes. 18
4.17      Employees, Labor Matters, etc. 20
4.18      Affiliate Transactions. 21
4.19      Availability of Assets and
Legality of Use. 21
4.20      Insurance. 21
4.21      HCNA SEC Documents. 21
4.22      Disclaimer of Other
Representations and
          Warranties; Knowledge; Disclosure.
22
4.23      Consent of Stockholders. 23


                            ARTICLE 5
           REPRESENTATIONS AND WARRANTIES
OF THE BUYER
5.1       Organization and Authority of
the Buyer. 23
5.2       Ability to Carry Out the
Agreement. 23
5.3       Consents and Approvals. 24
5.4       Financial Ability to Perform. 24
5.5       Brokers and
Intermediaries. 24


                            ARTICLE
6

                CERTAIN COVENANTS
                  AND AGREEMENTS OF
                  THE COMPANY AND
                  THE BUYER

6.1       Access and Information. 24
6.2       Regulatory Filings. 24
6.3       Conduct of Business. 25
6.4       Dividends; Changes in Stock. 25
6.5       Satisfaction of Conditions to
the Merger. 25
6.6       Employee Matters. 26
6.7       Tax Matters. 27
6.8       Announcement.
27
6.9       Notice to
Stockholders. 28
6.10      No
Solicitation. 28
6.11      Certain Litigation. 28
6.12      Subsequent Financial
Statements. 28
6.13      Name of Surviving
Corporation. 28
6.14      Insurance. 29



ARTICLE 7

               CONDITIONS PRECEDENT OF
THE COMPANY

7.1       Representations and
Warranties. 29
7.2       Agreements. 29
7.3       Buyer Certificate. 29
7.4       No Injunction. 29
7.5       Consents. 29
7.6       Miscellaneous Closing
Deliveries. 30
7.7       Penrice Condition. 30


                            ARTICLE 8

                CONDITIONS PRECEDENT
OF THE BUYER

8.1       Representations and
Warranties. 30
8.2       Agreements. 30
8.3       The Company's Certificate.
31
8.4       No Injunction. 31
8.5       Consents. 31
8.6       No Material Adverse Change.
31
8.7       Miscellaneous Closing
Deliveries. 31
8.8       Penrice Condition. 31
                            ARTICLE 9
               NONSURVIVAL OF REPRESENTATIONS
               AND WARRANTIES; CERTAIN
               ACKNOWLEDGMENTS
9.1       Nonsurvival of Representations and
Warranties. 31
9.2       Information. 32

                           ARTICLE 10

                         INDEMNIFICATION

10.1      Indemnification. 32





                           ARTICLE 11

                          MISCELLANEOUS

11.1      Expenses. 34
11.2      Applicable Law. 34
11.3      Notices. 34
11.4      Entire Agreement. 36
11.5      Amendments. 36
11.6      Headings; References. 36
11.7      Counterparts. 36
11.8      Parties in Interest; Assignment. 36
11.9      Severability; Enforcement. 36
11.10     Waiver. 36
11.11     Relationship Between the Parties. 37
11.12     WAIVER OF CONSEQUENTIAL DAMAGES AND
JURY TRIAL. 37
11.13     Approval of Company Stockholders. 37
11.14     Liquidated Damages. 37

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of
December 11, 1997 (herein, together with the
Schedules and Exhibits attached hereto, referred to as the "Agreement") by and among Harris Chemical
Group, Inc., a Delaware corporation (the "Company"),
IMC Global Inc., a Delaware corporation ("Buyer") and
IMC Merger Sub Inc., a Delaware corporation
("Newco").

                W I T N E S S E T H:


     WHEREAS, the respective Boards of Directors of the Buyer, Newco and the Company have approved the business combination transaction provided for herein in which Newco will merge with and into the Company with the Company continuing as the surviving corporation (the "Merger").

     WHEREAS, the Buyer and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                      ARTICLE 1

                     DEFINITIONS

 1.1  Definitions.   For purposes of this Agreement,
                         the
following terms shall have the meanings set forth below:

     "Accounting Principles" means the accounting principles, policies and procedures of the Company and its Subsidiaries, as employed by each such company, which are in conformity with GAAP.
 "Active Employees" shall have the meaning set forth
                         in
Section 6.6(a).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such other Person.

     "Agreement" shall have the meaning set forth in the forepart of this Agreement.

     "Affiliate Transactions" shall have the meaning set forth in Section 4.18.

     "Applicable Interest Rate" shall have the meaning ascribed thereto in Section 3.1(b).

      "Certificate of Merger" shall have the meaning set forth in Section 2.4.
"Claims" shall have the meaning set forth in Section
10.1(a).

     "Closing" shall have the meaning set forth in
Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended or, if appropriate, any predecessor statute.

     "Company Benefit Plans" shall have the meaning set forth in Section 4.13.

     "Company Common Stock" means, collectively, the Class A common stock of the Company, par value $.01 per share, the Class B common stock of the Company, par value $.01 per share, the Class C common stock of the Company, par value $.01 per share, and the Class
D common stock of the Company, par value $.01 per share.

     "Company Convertible Preferred Stock" means the
Convertible Preferred Stock of the Company, par value
$.01 per share.

     "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Time, files or has filed Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

     "Company Non-Convertible Preferred Stock" means the NonConvertible Preferred Stock of the Company, par value $.01 per share.

     "Company Stock" means, collectively, Company
Common Stock, Company Convertible Preferred Stock, and Company Non-Convertible Preferred Stock.

     "Company Stock Option" shall have the meaning set forth in Section 3.2.

     "Confidentiality Agreement" shall have the meaning set forth in Section 6.1.

     "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

 "DGCL" shall mean the Delaware General Corporation
                        Law.

"Dissenting Shares" shall have the meaning set forth
                         in
Section 3.1(d).

     "DOJ" shall mean the Department of Justice.

     "Effective Time" shall have the meaning set forth in Section 2.4.

     "Encumbrances" shall have the meaning set forth in Section 4.7.

     "Environmental Law" means any federal, state, local or foreign statute, law or regulation, in effect on the date hereof relating to pollution or protection of the environment, health or safety.

     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.3(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.3(a).

     "Final Termination Date" shall have the meaning set forth in Section 2.6(b).

     "FTC" shall mean the Federal Trade Commission.

"GAAP" shall mean U.S. generally accepted accounting principles.

     "Governmental Entity" shall mean any federal, state, local or foreign government or any court, administrative agency or commissions or other governmental authority or agency, domestic or foreign.

     "Hazardous Materials" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products
(including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements
Act of 1976, as amended.

     "Information Memorandum" shall have the meaning set forth in Section 4.22.

     "Intellectual Property" shall have the meaning set forth in Section 4.14(a).

     "Losses" shall have the meaning set forth in
Section 10.1.

     "Material Adverse Effect" means a material adverse effect (either individually or in the aggregate) on the financial condition or operations of any of (i) the Company and the Subsidiaries, taken as a whole or (ii) any Significant Business, taken as a whole.

     "Merger Consideration" shall mean the cash payable upon the Merger as provided in Section 3.1(b) after giving effect to any adjustment provided for in
Section 11.1(a) hereof.

     "Penrice Agreement" shall mean the agreement referred to in Section 7.7 and Section 8.8 hereof.

     "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     "Property" and "Properties" shall have the meaning set forth in Section 4.15.

"Reference Balance Sheet Date" shall have the meaning
                         set
forth in Section 4.6.

     "Reference Statement of Operations" shall have the meaning ascribed thereto in Section 4.6.

     "Reference Balance Sheet" shall have the meaning set forth in Section 4.6.

"Retirement Plan" shall have the meaning set forth in
Section 4.13(b)(i).

     "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

     "Significant Business" means (i) the businesses of North American Salt Company, Salt Union Limited and GSL Corporation, taken as a whole or (ii) the businesses of North American Chemical Company,
Matthes & Weber GmbH, Societa Chimica Larderello
S.p.A. and Penrice Soda Products Pty Ltd, taken as a whole.

  "Stock Plan" shall have the meaning set forth in
                       Section
3.2.

     "Stockholders" means the holders of shares of Company Stock set forth on Schedule 4.2.

     "Stockholders Agreement" means the Stockholders
Agreement dated as of October 18, 1993, as amended among the Company and the persons listed as stockholders on the Schedule of Stockholders attached to the Stockholders Agreement.

     "Subsidiary" (including "Subsidiaries") means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent (50%) of the general voting power under ordinary circumstances of such entity.
     "Surviving Corporation" shall have the meaning set forth in Section 2.2.
     "Tax" or "Taxes" means any federal, state, local

or foreign income, gross receipts, profits,

franchise, transfer, sales, use, payroll, occupation,

property (real or personal), excise and similar taxes

(including interest, penalties or additions to such

taxes).

     "WARN" shall have the meaning set forth in

                            Section 6.6. ARTICLE 2

          FORMATION OF NEWCO AND THE MERGER

     2.1  Reserved.

     2.2  The Merger.   Upon the terms and subject to
the conditions set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. At the Effective Time the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware and shall continue under the name "IMC
Inorganic Chemicals Inc." as a wholly owned subsidiary of Buyer (the Company as a surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation").


     2.3  Closing.  The closing of the merger
provided for herein (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts at One Battery Park Plaza, New York, New York at
10:00 a.m. (local time) on the date which is two (2) business days following the satisfaction of the conditions provided in Sections 7.5 and 8.5, or at such other time and place as the Company and the Buyer shall agree (the date of the Closing being the "Closing Date").


     2.4  Effective Time.  As soon as practicable
following the satisfaction or waiver of the conditions set forth in Articles 7 and 8, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The
Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Buyer and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").


 2.5  Effects of the Merger.  At the Effective Time:


          (a)      The separate existence of Newco
shall cease
               and Newco shall be merged with and
               into the Company with the Company
               continuing as the surviving
               corporation.  At the Effective Time,
               and without any further action on the
               part of Newco or the Company, the
               Certificate of Incorporation and By-
               laws of Newco as in effect at the
               Effective Time shall be the
               Certificate of Incorporation and By-
               laws of the Surviving Corporation
               following the
               Merger until thereafter changed or
               amended as provided therein or by
               applicable law.  The directors of
               Newco at the Effective Time shall be
               the directors of the Surviving
               Corporation following the Merger and
               until the earlier of their resignation
               or removal or until their respective
               successors are duly elected and
               qualified, as may be the case.  The
               officers of the Company immediately
               prior to the Effective Time shall be
               the officers of the Surviving
               Corporation until their respective
               successors are duly elected and
               qualified.
          (b)       The Merger shall have all the
               effects set forth in the appropriate
               provisions of the DGCL and as set
               forth in this Agreement.
 2.6  Termination.  This Agreement may be terminated
                         and
abandoned at any time prior to the Effective Time:

          (a)  by the mutual written consent of the
               Buyer and the Company;

          (b)  by either the Buyer or the Company, if
               the transactions contemplated hereby
               are not consummated on or before June
               30, 1998 (or such later date as may be
               agreed upon in writing by the parties
               hereto) (the "Final Termination
               Date");

          (c)  by the Buyer, if the Company shall
               have breached any of its
               representations, warranties or
               obligations hereunder, but only if
               such breach is continuing on the Final
               Termination Date and only if such
               breach shall have a Material Adverse
               Effect; or

          (d)  by the Company, if the Buyer shall
               have breached in any material respect
               any of its representations or
               warranties or obligations hereunder,
               but only if such breach is continuing
               on the Final Termination Date and only
               if such breach shall have a material
               adverse effect on Buyer's ability to
               perform its obligations under the
               Agreement.

2.7       Effect of Termination.  In the event of
termination of
this Agreement by either the Company or the Buyer as provided in Section 2.6, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the Buyer or their respective officers or directors, except with respect to Sections 4.11, 5.5, 10.1 and 11.1.
Notwithstanding the immediately preceding sentence, no termination of this Agreement under paragraphs (c) and (d) of Section 2.6 shall constitute a waiver of any rights of the party exercising such right of termination.

                      ARTICLE 3

        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
       THE CONSTITUENT CORPORATIONS; EXCHANGE OF
       CERTIFICATES

     3.1  Effect on Capital Stock.   As of the
Effective Time, by virtue of the Merger and without any action on the part of the Company, the Buyer, or
Newco:

          (a)            Capital Stock of Newco.  The
               shares of common stock of Newco, par
               value $.01 per share
          ("Newco Common Stock"), which are issued and outstanding immediately prior to the Effective Time, shall be converted into and become shares of Company Common Stock at a rate of one (1) share of Company Common Stock for each share of Newco
Common
          Stock.
     (b)            Capital Stock of Company.
          (i)            Subject to Section 3.1(c), (d) and
               (e), each share of Company Common Stock shall be converted into and become a right to receive $246.90 in cash plus, if the
Effective
               Time shall not have occurred on or before April 1, 1998, an amount, measured on a month by month basis, equal to the result of the following formula: X((P/365)Y), where X is the number of days after March 31, 1998 that the Closing shall occur, P is the Applicable Interest Rate and Y is $246.90.
               As used herein, the term "Applicable Interest Rate" shall mean, for the period from April 1, 1998 through April 30, 1998, 15%, for
               the period from May 1, 1998 through May 31,
               1998, 17% and for the period commencing June
               1, 1998, 19%;

          (ii) Each share of Company Convertible Preferred Stock shall be converted into the right to receive (A) an amount in cash equal to accrued and unpaid dividends in respect thereof as of the Closing Date, and (B) the right to receive, for each share of Company Common Stock into which such share of Company Convertible Preferred Stock is convertible, $246.90 in cash plus, if the Effective Time shall not have occurred on or before April 1, 1998, an amount, measured on a month by month basis, equal to the result of the following formula: X((P/365)Y), where X is the number of days after March 31, 1998 that the Closing shall occur, P is the Applicable Interest
Rate
               and Y is $246.90; and

      (iii) Each share of Company Nonconvertible Preferred Stock shall be converted into the right to receive in cash the liquidation value thereof plus any accrued
               and unpaid dividends in respect thereof as of the Closing Date.

     (c)  Cancellation of Treasury Stock and Certain Company
Stock.

     Any shares of Company Stock that are owned immediately prior to the Effective Time by any of the parties hereto or by any other wholly owned subsidiary of the Company, including any such common stock which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

     (d)  Dissenting Shares.       Notwithstanding anything
          in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an
          appraisal of such shares in accordance with Section
          262 of the DGCL (or any successor provision)
          ("Dissenting Shares") shall not be converted into a
          right to receive Merger Consideration (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive
Merger
          Consideration, without interest, in accordance with
          this Section 3.1.
          The Company shall give Buyer (i) prompt notice of any demands for appraisal of Company Stock received
          by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Buyer, make any payment with respect to,
          or settle, offer to settle or otherwise negotiate, any such demands.

     (e)  Cancellation and Retirement of Company Stock.
As of the
          Effective Time, all shares of Company Stock (other than shares referred to in Section 3.1(d)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company
          Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate set forth above, to be paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 3.3.

3.2  Treatment of Options

     (a) Immediately prior to the Effective Time, each outstanding stock option to purchase shares of Company Stock (a "Company Stock Option") granted under the Harris Chemical Group, Inc. 1995 Stock Option Plan (the "Stock Plan"), whether or not then
          exercisable, shall be canceled by the Company, and at the Effective Time, the holder thereof shall be entitled to receive from the Company in consideration for such cancellation a cash value equal to (A) the product of (x) the number of shares of Company Stock previously subject to such Company Stock Option and (y) the excess, if any, of
          the cash value of the Merger Consideration allocable to each such share over the exercise price per share, previously specified in such Company Stock Option, reduced by (B) the amount of withholding or other taxes required by law to be withheld. Prior to the Effective Time, the
Company
          shall use its best efforts to obtain all necessary consents or releases from holders of Company Stock Options and to take all such other lawful action as
          may be necessary to give effect to the
transactions
          contemplated by this Section
          3.2(a).
     (b) Except as provided herein or as otherwise agreed by Buyer and the Company, the Stock Plan
and
          any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall terminate as of the Effective Time.

     (c)  Prior to the Effective Time, the Board of
Directors
(or, if appropriate, any committee administering the Stock
Plan) shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 3.2.

3.3  Exchange of Certificates.

     (a)  Exchange Agent.   Prior to the Effective Time,
Company shall appoint Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Buyer shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 3, the aggregate amount of cash payable, pursuant to Section 3.1 hereof in exchange for outstanding shares of Company Stock (the "Exchange Fund").

     (b)  Exchange Procedures.

          (i)  At the Effective Time or as soon as
reasonably
     practicable thereafter, the Exchange Agent shall mail
     (or at the request of a holder of Company Stock, hand deliver) to each holder of record of a certificate or certificates which immediately prior to the Effective
     Time represented outstanding shares of Company Stock whose shares were converted into the right to receive cash pursuant to Section 3.1:

               (A)        a letter of transmittal (which
                    shall specify that delivery shall be
                    effected, and risk of loss and title to
                    the certificates representing such
shares
                    of Company Stock shall pass, only upon
                    delivery of the certificates
representing
                    such shares of Company Stock, to the
                    Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and

               (B)       instructions for use in effecting
                    the surrender of the certificates
                    representing such shares of Company
                    Stock, in exchange for cash.

          (ii) Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Company Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Company Stock previously represented by such certificate
     or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective
Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the
Shares represented by such certificate or certificates. If any Merger
Consideration is to be remitted to a name other than that in which the certificate for the Company Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each certificate for shares of Company Stock shall be deemed at any time after the Effective
Time to represent only the right to receive upon such surrender the Merger
Consideration allocable to the shares represented by such certificate as contemplated by Section 3.1. No interest wil be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Company Stock
(c)  No Further Ownership Rights in Company Stock.
Merger
     Consideration paid upon the surrender for exchange of certificates representing shares of Company Stock in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock represented by such certificates.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Stock for six months after the Effective
     Time shall be delivered to the Company, upon demand, and any holders of shares of Company Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

(e) No Liability. No party to this Agreement shall be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Stock shall not have been surrendered in exchange for Merger
     Consideration prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such amount shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by the Buyer, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating
     Group Division of The McGraw-Hill Companies, Inc.
     or at least P-1 by Moody's Investors Services, Inc.
     or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The
     McGraw-Hill Companies, Inc. or Moody's Investors
     Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(g) Lost Certificates. In the event any certificate or certificates representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 3, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment
     thereof, indemnify Buyer in an agreement reasonably
     satisfactory to it
               against any claim that may be made against
Buyer or the
               Company with respect to the certificate
claimed to have
               been lost, stolen or destroyed.
                               ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY Except as otherwise set forth in any Schedule attached hereto, the
Company represents and warrants to the Buyer with respect to itself and
its Subsidiaries:
     4.1  Organization of the Company and the Subsidiaries;
Authority.
The Company and each Subsidiary is a corporation duly
organized,
validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being
conducted and to
own and use the properties owned and used by it.  Except as
disclosed
on Schedule 4.1, the Company and each of its Subsidiaries is qualified
to do business in each jurisdiction in which the nature of
its business
requires it to be so qualified, except to the extent the
failure to so
qualify has not had, and would not reasonably be expected to have, a
Material Adverse Effect.  The execution and delivery of this
Agreement
and the consummation of the transactions contemplated hereby have been
duly authorized by all requisite corporate action on the
part of the
Company.  The Board of Directors of the Company has
unanimously adopted
resolutions approving this Agreement and the Merger,
determined that
the terms of the Merger are fair to, and in the best
interests of, the
Company's stockholders and recommended that the Company's
stockholders
approve and adopt this Agreement.  Assuming the due
authorization,
execution and delivery hereof by the Buyer, this Agreement
has been
duly executed and delivered by the Company and constitutes
the valid,
binding and enforceable obligation of the Company, except as such
enforceability may be limited by bankruptcy, insolvency,
reorganization
or similar laws affecting creditors' rights generally or by
general
equitable principles.
     4.2  Capitalization of the Company; Ownership.   The
authorized,
issued and outstanding capital stock of the Company is set
forth on
Schedule 4.2.  All of the issued and outstanding shares of
capital
stock of the Company are duly authorized, validly issued,
fully paid
and non-assessable.  Except as disclosed on Schedule 4.2,
there are no
outstanding options, warrants or other rights of any kind to acquire
any additional shares of capital stock of the Company or
securities
convertible into or exchangeable for, or which otherwise
confer on the
holder thereof any right to acquire, any such additional
shares, nor is
the Company committed to issue any such option, warrant,
right or
security. As of December 31, 1997, the aggregate of (i) the liquidation value of the Company Non-Convertible Preferred Stock plus
(ii) the accrued and unpaid dividends in respect of the
Company Non-
Convertible Preferred Stock plus (iii) the accrued and
unpaid dividends
in respect of the Company Convertible Preferred Stock is
equal to
$6,687,710.
     4.3  Subsidiaries of the Company.   Schedule 4.3 sets
forth the
Subsidiaries of the Company and the Company's equity
interest in each
such Subsidiary.  Except as set forth on Schedule 4.3, all
outstanding
capital stock or other equity interests of each Subsidiary
owned by the
Company is owned free and clear of any and all liens,
claims, security
interests or options, except for restrictions on transfer
under federal
and state securities laws. All shares of capital stock of
each
Subsidiary which is a corporation have been validly issued
and are
fully paid and
nonassessable.  There are no outstanding options, warrants
or other
rights of any kind to acquire any additional shares of
capital stock of
any Subsidiary or securities convertible into or
exchangeable for any
additional shares of capital stock of any Subsidiary, nor is any
Subsidiary committed to issue any such option, warrant,
right or
security.  There are no outstanding options, warrants or
other rights
of any kind to acquire any additional equity interests of
any
Subsidiary, nor is any Subsidiary committed to issue any
such option,
warrant or right. Except as set forth on Schedule 4.3, the
Company does
not have, directly or indirectly, any equity interest in any other
corporation, joint venture, partnership, limited liability
company or
other entity.
     4.4  Ability to Carry Out the Agreement.   Except as
disclosed on
Schedule 4.4, neither the Company nor any Subsidiary is
subject to or
bound by any provision of:
                (i) any law, statute, rule, regulation, or
judicial or
          administrative decision,
                (ii)     any articles or certificate of
incorporation
          or by-laws,
               (iii)     any mortgage, deed of trust, lease,
note,
          stockholders' agreement, partnership agreement,
bond,
          indenture, license, permit, trust, or other
material
          instrument or agreement, or
               (iv) any judgment, order, writ, injunction,
or decree of
          any court, governmental body, administrative
agency or
          arbitrator,
that would prevent or be violated by or under which there
would be a
conflict, breach or default as a result of, nor is there
required any
consent of any Person under any contract or agreement
required to be
disclosed on and actually disclosed on Schedule   4.10 which
has not
been obtained for the execution,
delivery and performance by the Company of this Agreement and the transactions contemplated hereby, other than any violations, defaults or failures to obtain consents which have not had and are not reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

     4.5  Consents and Approvals.   Except as disclosed on
Schedule
4.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental
Entity, is
required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the
Company or the consummation by the Company of the transactions contemplated hereby, the failure of which to obtain would have a
Material Adverse Effect.

     No state anti-takeover statutes are applicable to the Merger, this
Agreement or the transactions contemplated hereby. The
Company has not
adopted or executed, and is not a party or subject to, any "Shareholder
Rights Plan" or similar instrument, plan or agreement.

4.6  Financial Statements. (a)  Attached hereto as Schedule
4.6
are copies of (i) the audited balance sheet for the Company on a consolidated basis with the Subsidiaries as of March 29, 1997, (ii) the interim balance sheet for the Company on a consolidated basis with the
Subsidiaries (the "Reference Balance Sheet") as of in the case of the
U.S. operations, September 27, 1997 and, in
     the case of the European operations, September 30, 1997
(the
     "Reference Balance Sheet Date"), (iii) the audited statements of operations (including the profit and loss and income statements)
     for the Company on a consolidated basis with the Subsidiaries for the fiscal year ended March 29, 1997, and (iv) interim
Statements
     of Operations for the Company on a consolidated basis with the
     Subsidiaries ("Reference Statement of Operations").
Each of the
     Reference Balance Sheet and the Reference Statement of
Operations
     is attached hereto as part of Schedule 4.6 and has been prepared in conformity with the Accounting Principles and fairly present
     (subject, in the case of the unaudited statements, to normal audit adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations for the periods then ended.



          (b)  Except for liabilities or obligations
reflected or
     reserved against in the Reference Balance Sheet or reflected in the Schedules hereto, to the knowledge of the Company,
     neither the Company nor any of the Subsidiaries has any material liabilities, whether absolute, accrued, contingent
     or otherwise, that would be required by the Accounting Principles to be reflected on the balance sheets of the Company and the Subsidiaries, that is not reflected or reserved against in the Reference Balance Sheet or the Schedules hereto, except for liabilities or obligations incurred in the ordinary course of business consistent with
     past practice since the Reference Balance Sheet Date.

     4.7  Title to Properties; Absence of Liens.   Except as
disclosed on Schedule 4.7(a), the Company and each
Subsidiary: (i)
has good and marketable title to all of its owned real
properties;
(ii) possesses a valid leasehold interest in its leased real properties; and (iii) has title to, or subsisting leasehold interests in, all of its personal properties and assets used solely in the business of the Company or such Subsidiary or reflected on the Reference Balance Sheet (except for property and assets disposed of since the Reference Balance Sheet Date or acquired since the Reference Balance Sheet Date and required by the Accounting Principles to be recorded on the balance
sheets of
the Company or the Subsidiaries), free and clear of any
liens,
security interests and other encumbrances ("Encumbrances"),
except
for (a) Encumbrances set forth on Schedule 4.7(b), (b) Encumbrances reflected in the Reference Balance Sheet or created in the ordinary course of business subsequent to the
Reference
Balance Sheet Date and which are not material, (c)
Encumbrances
securing indebtedness of less than $1,000,000 of record or otherwise that do not and will not materially interfere with the present use by the Company or the Subsidiaries of the
property
subject thereto or affected thereby or which otherwise have
not
had a Material Adverse Effect, (d) Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are
not delinquent or which are being contested in good faith,
(e)
Encumbrances that are reflected in the title reports or
surveys,
if any, delivered or otherwise made available to the Buyer
in
connection with the transactions contemplated hereby and (f) Encumbrances incurred in the ordinary course of business (such
Encumbrances listed in clauses (a) - (f) above being
referred to
herein as "Permitted Encumbrances").  Neither the whole nor
any
part of the owned real properties or any real property
leased,
used or occupied by the Company is subject to any pending
suit for
condemnation or other taking by any public authority or
other
Person, and, to the knowledge of the Company, no such
condemnation
or other taking is threatened or contemplated.
     4.8  Litigation.    Except as disclosed on Schedule
4.8,
there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any
Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which is reasonably likely to have a Material Adverse Effect.

     4.9  Compliance with Law.   Except as disclosed on
Schedule
4.9, to the knowledge of the Company, the business of the Company and the Subsidiaries is being conducted in all material respects in compliance with all laws, ordinances and regulations and other requirements of any governmental entity applicable to the Company and the Subsidiaries. All governmental approvals, permits and licenses required by the Company and each Subsidiary in connection with the conduct of their respective businesses have been obtained and are in full force and effect and are being complied with in all material respects.

     4.10 Contracts.          (a)  Schedule 4.10 sets forth
each
          written contract or agreement outstanding as of the date
          hereof to which the Company or any Subsidiary is a party
          and which

               (i) involves future payment or receipt of in excess of $1,000,000 or future performance or receipt of
          services or delivery or receipt of goods and
materials,
          in each case with an aggregate value in excess of $1,000,000, including but not limited to sale and purchase agreements, distributorship agreements and loan
          agreements, notes and other financing documents
but
          excluding rock salt sales agreements which have a
term
          of less than twelve (12) months;
               (ii) is a guarantee in respect of
indebtedness of
          any Person (other than the Company or its
Subsidiaries)
          which may involve future payment in excess of
$1,000,000
          or is a mortgage, security agreement or other
collateral
          arrangement securing indebtedness of any Person
(other
          than the Company or its Subsidiaries) in excess of $1,000,000 and creating Encumbrances on properties
and
          assets of the Company or its Subsidiaries with an aggregate value in excess of $1,000,000;
               (iii)     is a lease providing for monthly
rental
          payments in excess of $25,000 (exclusive of
charges for
          taxes, insurance, utilities, maintenance and
repair);
               (iv) is an employment or consulting contract
          pursuant to which the Company or its Subsidiaries
may
          reasonably be expected to make payment in excess
of
          $250,000 in 1997 or thereafter;
               (v)  is a technology license agreement
material to
          the business of the Company and its Subsidiaries,
taken
          as a whole or any Significant Business;
               (vi) (A) limits the Company's or any
Subsidiary's
          freedom to compete in any line of business or in
any
          geographical area or with any person or entity, or
          (B) prohibits the Company or any of its
Subsidiaries
          from disclosing any confidential information where
such
          prohibition on disclosure is likely to have a
Material
          Adverse Effect;
               (vii)     is a contract or commitment to
sell,
          lease or otherwise dispose of any material asset
other
          than in the ordinary course of business consistent
with
          past practice;
               (viii)    is any other material agreement,
          contract, commitment or series of related
agreements,
          contracts or commitments which, in any case, is
subject
          to change of control provisions or involves
payments or
          receipts of more than $1,000,000 over the life of
such
          agreements, contracts or commitments; or
               (ix) any contract or agreement (or other
          obligation) of any third party pursuant to which
the
          third party has agreed to assume, retain or
otherwise
          indemnify the Company against any liability.
          (b)  Except as set forth in Schedule 4.10, each of
the
     leases, contracts and other agreements listed in
Schedules
     4.7, 4.10, 4.13, 4.17 and 4.18 constitutes a valid and binding obligation of the parties thereto and is in full
     force and effect other than as to certain provisions
thereof,
     the aggregate effect of which would not deprive any
party
     thereto of the practical realization of the benefits
thereof
     and except as limited by (A) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other
     laws affecting creditors' rights generally, (B) general equitable principles, (C) requirements of reasonableness,
     good faith and fair dealing, and (D) additionally, in
the
     case of indemnities and exculpatory provisions
(including
     certain waivers), public policy, and (except for those leases, contracts and other agreements which by their terms
     will expire prior to the Effective Time) will, subject
to the
     qualification referred to above, continue in full force
and
     effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or
     impairment of any rights thereunder and without the
consent,
     approval or act of, or the making of any filing with,
any
     other party.  There is no default by the Company or any
of
     the Subsidiaries or, to the knowledge of the Company,
by any
     third party, under any contract or agreement required
to be
     described in and actually described on Schedule   4.10.
     4.11 Brokers and Intermediaries.   Other than Chase
Securities Inc., neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which
would
be entitled to a broker's, finder's or similar fee or
commission
in connection therewith or upon the consummation thereof.
Any
such fees due to Chase Securities Inc. shall be paid by the Company. If the Company receives an opinion from Chase Securities
Inc. as to the fairness, from a financial point of view, of
the
consideration to be received by the Company's stockholders
in the
Merger, a copy of such opinion shall be delivered to Buyer
after
the Effective Time.
     4.12 Tax Matters.   Except as disclosed on Schedule
4.12, (a)
all Returns required to be filed in respect of the business of the
Company and its Subsidiaries on or prior to the Closing Date have been or will be filed when due in timely fashion and were or will be correct and complete in all material respects; (b) all Taxes shown on such Returns that are due on or prior to the Closing Date have been or will be paid when due in timely fashion or adequate accruals have been or will be established for the payment of such Taxes; (c) to the knowledge of the Company, there is no action, suit, proceeding, investigation, audit or claim now pending regarding any Taxes relating to the income, properties or operations of the businesses of the Company and its
Subsidiaries; (d) there are no agreements for the extension of the time for assessment of any Taxes relating to the income, properties or operations of the businesses of the Company and its
Subsidiaries; (e) all Taxes relating to the income, properties or operations of the business of the Company and its Subsidiaries, which Taxes the Company or any Subsidiary is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and (f) there are no Tax sharing or allocation agreements involving the Company or any Subsidiary and any other entity other than the tax sharing agreement among the Company and certain of its subsidiaries dated September 24, 1993. Except as disclosed on Schedule 4.12, neither the Company nor any Subsidiary has been a member of any Company Group other than the Company
Group of which the Company is now a member (other than Company
Groups of which it may have been a member prior to it becoming a member of a Company Group which includes the Company). As a result of the transactions contemplated by this Agreement, none of the
Company nor any Subsidiary will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section
280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code, concerning collapsible corporations.

     4.13 Employee Benefits.

          (a) Schedule 4.13 sets forth all employee benefit plans
     (as defined in Section 3(3) of ERISA) and all bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation and death
     benefit plans, agreements or arrangements, maintained or
     contributed to by, and applicable to, employees of the Company or any Subsidiary (the "Company Benefit Plans")
and
     all material fringe benefit plans or programs maintained by the Company or any Subsidiary and applicable to employees of any Company or any Subsidiary.  Except as provided in
     Schedule 4.13, true copies of each Company Benefit Plan have been delivered to Buyer.

          (b)  All Company Benefit Plans have been
administered in
     substantial compliance with their terms and with the requirements of all applicable laws, including for U.S.
     plans, but not limited to, ERISA and the Code. Without limiting the generality of the foregoing:

               (i) with respect to any Company Benefit Plan that
          is an "employee pension benefit plan" as such term is
          defined in Section 3(2) of ERISA (each a "Retirement
          Plan"), neither the Company nor any Subsidiary nor, to
          the knowledge of the Company, any trustee or administrator of such Retirement Plan, has engaged in a
          "prohibited transaction," as defined in Section
4975 of
          the Code, or a transaction prohibited by Section
406 of
          ERISA, that could give rise to any material tax or penalty under such Section 4975;
               (ii) except as disclosed on Schedule 4.13, no Retirement Plan is subject to Title IV of ERISA or to
     the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA; and
          (iii) each Retirement Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Company's knowledge nothing has occurred and no condition exists that could reasonably be expected to cause the loss of such qualification.
    (c) Neither the Company nor the Subsidiaries nor any other current or former member of the same controlled group of organizations as the Company and the Subsidiaries (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has taken any action, nor has any event occurred, which has resulted or will likely result in any liability under Title IV of ERISA, including any withdrawal liability with respect to any "multiemployer plan" as defined in Section 4001(a) of ERISA, which liability will become a liability of the Buyer or any Affiliate of the Buyer (including but not limited to the Companies and their Subsidiaries) following the Closing.

     (d) Except as disclosed in Schedule 4.13, neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for retired, former, or current employees, except as required to avoid excise tax under Section 4980B of the Code.
4.14 Intellectual Property.
     (a) Set forth on Schedule 4.14 hereto is a list of all material patents, trademarks, trade names, service marks and copyrights that are owned or licensed by the Company or any of the Subsidiaries and, except as set forth on Schedule 4.14, are necessary for the operation of the Company's businesses as presently conducted (the "Intellectual Property"). Except as disclosed on Schedule 4.14, (i) to the knowledge of the Company, the Company or its respective Subsidiaries owns or possesses, or owns or possesses licenses or other valid rights to use, all Intellectual Property used by it and set forth on Schedule 4.14; and (ii) to the knowledge of the Company, the conduct of the business of the Company and each Subsidiary as now being conducted does not infringe or conflict with, nor has it been alleged to infringe or conflict with, any patents, trademarks, trade names or copyrights or other intellectual property rights of others.
     (b) To the knowledge of the Company, there is no claim or liability for trademark, trade name, patent or copyright infringement as to any products manufactured or sold in the businesses of the Company and the Subsidiaries.
     (c) To the knowledge of the Company, except as set forth on Schedule 4.14, on the date hereof (i) there are no pending re-examination, opposition, interference, cancellation or other administrative proceedings with respect to any of the Intellectual Property, and (ii) no order, holding, decision or judgment has been rendered by any court of law or authority, and no agreement, consent or pending litigation in a court of law exists to which the Company or any Subsidiary is a party, which would prevent the Company, any Subsidiary or the Buyer from using any of the Intellectual Property.

         4.15 Environmental Matters.   Except as set forth
on
Schedule 4.15, to the knowledge of the Company, each of the representations and warranties set forth in subsections (a) through (e) of this Section 4.15 is true and correct with respect to each parcel of real property owned or leased by the Company or any of the Subsidiaries (individually, a "Property" and collectively, the "Properties"):

          (a) The Properties do not contain, by activities or
     operations of the Company or any Subsidiary, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials, except in
     compliance in all material respects with all applicable
     Environmental Laws;
          (b)  The Properties and all operations and
facilities at
     the Properties are in compliance in all material respects
     with all applicable Environmental Laws and all governmental approvals, permits and licenses required for the Properties, and all operations and facilities of the Company or the Subsidiaries under applicable Environmental Laws have been
     obtained and are in full force and effect and are being complied with in all material respects;
          (c) Neither the Company nor any Subsidiary, nor any of
     their respective Affiliates has received any written governmental complaint, notice of violation, alleged violation, or investigation or notice of potential liability
     or of potential responsibility regarding environmental protection or any health or safety matters or permit compliance with regard to the Properties;
          (d) Hazardous Materials have not been generated, stored,
    transported, treated or disposed of on the Properties or transferred from the Properties to any other
    location except in compliance in all material respects with all applicable Environmental Laws in effect at the time of such activities;

          (e) There are no governmental, administrative actions
     or judicial proceedings pending or threatened under any applicable Environmental Laws to which the Company or any
     Subsidiary is named as a party with respect to the Properties or any Hazardous Materials transferred from the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any
     applicable Environmental Law with respect to any of the Properties; and

          (f) The water use rights of the Company and its Subsidiaries are sufficient to conduct their respective businesses as currently conducted in all material respects.

Anything in this Agreement to the contrary notwithstanding, this
Section 4.15 shall be the exclusive representation and warranty relating to environmental matters.

     4.16    Absence of Certain Changes.         (a)  Except
as
             set forth in Schedule 4.16(a), since the Reference
             Balance Sheet Date, there has been:

               (i)  no material adverse change in the
assets,
          business, financial condition or operations of the Company and its Subsidiaries taken as a whole or any
          Significant Business and no fact or condition exists or
     to the Company's knowledge is threatened which might reasonably be expected to cause such a material adverse change in the future; and
          (ii) no damage, destruction, loss or claim, whether
     or not covered by insurance, or condemnation or other taking which has a Material Adverse Effect.
     (b) Except as set forth in Schedule 4.16(b) or as expressly permitted by this Agreement, between the Reference Balance Sheet Date and the date hereof, neither the Company nor any Subsidiary has:
          (i)  purchased, sold, leased, transferred or
     assigned or agreed to purchase, sell, lease, transfer or
     assign, any of its assets, tangible or intangible involving more than $1,000,000 except in the ordinary course of business consistent with past practice;
          (ii) entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $1,000,000 except in the ordinary course of business consistent with past practices;
          (iii) accelerated, terminated, modified, or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than
     $1,000,000 to which the Company or any Subsidiary is a party or by which such company is bound, except in the ordinary course of business consistent with past practices;
          (iv) imposed any Encumbrances (except for Permitted
     Encumbrances) upon any of its real property;
          (v) made any capital expenditure (or series of related capital expenditures) involving more than $1,000,000, except in the ordinary course of business consistent with past practice;
          (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than
$1,000,000,
     except in the ordinary course of business consistent with past practice;
          (vii)     created, incurred, assumed, or
guaranteed
     any indebtedness for borrowed money (including capitalized lease obligations) involving more than $250,000 singly or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;
          (viii) granted any license or sublicense of any rights under or with respect to any material Intellectual Property;
          (ix) issued, sold, or otherwise disposed of any of its capital stock or any capital stock of any subsidiary, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or any capital stock of any Subsidiary;

               (x)  declared, set aside, or paid any
dividend or
          distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its
          capital stock (other than dividends on the Company Convertible Preferred Stock and Company Non-
Convertible
          Preferred Stock);

               (xi) made any loan to, or entered into any other
          transaction with, any of its directors, officers, or
          employees outside the ordinary course of business giving
          rise to any claim or right on its part against the person or on the part of the person against such Company;

               (xii)     entered into any employment
contract or
          collective bargaining agreement, written or oral, or
          modified the terms of any existing such contract or
          agreement outside the ordinary course of business consistent with past practice;

               (xiii)    granted any increase in the base
          compensation of any of its directors, officers, and key
          employees;

               (xiv)     adopted any (A) bonus, (B)
profitsharing,
          (C) incentive compensation, (D) pension, (E) retirement,
          (F) medical, hospitalization, life, or other insurance
          or (G) severance plan;

               (xv) made any other material change in
employment
          terms for any of its directors, officers, and employees
          outside the ordinary course of business consistent with
          past practice;

               (xvi)     made or pledged to make any capital
          contribution (other than to a wholly owned subsidiary)
          or made or pledged to make any charitable contribution
          or contributions in excess of $10,000,
individually, or
          $100,000 in the aggregate; or

               (xvii)    contractually committed to do any
of the
          foregoing.

     4.17 Employees, Labor Matters, etc.   Except as set
forth on
Schedule 4.17, neither the Company nor any Subsidiary is a
party
to or bound by any collective bargaining or other labor
agreement,
and there are no labor unions or other organizations
representing
or, to the knowledge of the Company, purporting to represent
or
attempting to represent any employees employed by the
Company or
any Subsidiary.  Except as set forth on Schedule 4.17, since the
Reference Balance Sheet Date, there has not occurred or, to
the
knowledge of the Company, been threatened any material
strike,
slowdown, picketing, work stoppage, concerted refusal to
work
overtime or other similar labor activity with respect to any employees of the Company or any Subsidiary.
Except as set forth on Schedule 4.17, there are no material
labor
disputes currently subject to any grievance procedure,
arbitration
or litigation and there is no representation petition
pending or,
to the knowledge of the Company, threatened with respect to
any
employee of the Company or any Subsidiary.  To the knowledge of
the Company, the Company and all its Subsidiaries have
complied in
all material respects with all applicable laws pertaining to the
employment or termination of employment of its employees, including, without limitation, all such applicable laws relating to labor relations, equal employment opportunities,
fair employment practices, prohibited discrimination or distinction and other similar employment activities.
     4.18 Affiliate Transactions.   Schedule 4.18 contains a
list
of all contracts, agreements, transactions or commitments
between
any officer, employee or director of the Company or any Subsidiary, any family member of any of the foregoing or any other
Affiliate of any of the foregoing (other than the Company or
a
Subsidiary), on the one hand, and the Company or any
Subsidiary,
on the other hand, other than (i) compensation paid as part
of the
employment relationship for services rendered (including directors' fees), (ii) contributions by the Company or any Subsidiary or payments of benefits under any defined benefit programs of the Company or any Subsidiary (collectively, the "Affiliate Transactions"), that are currently in effect or that will bind the Company or any Subsidiary after the Closing,
(iii)
the Stockholders Agreement or (iv) any stock option grant
pursuant
to the Stock Plan. Except as set forth in Schedule 4.18, no severance, "change-in control", termination or other similar payment will be or become due at the Effective Time.
     4.19 Availability of Assets and Legality of Use.
Except as
set forth in Schedule 4.19, the assets owned or leased by
the
Company constitute all the assets used in its business and
in all
material respects are in sufficient condition to operate the businesses consistent with past practices.
     4.20 Insurance.   Schedule 4.20 sets forth a list and
brief
description (including nature of coverage, limits,
deductibles,
premiums and the loss experience for the most recent three
years
with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from April 1, 1995 (current insurance in the case of property and casualty insurance) up to and including the date hereof.  The Company has complied with each of such
insurance
policies in all material respects and has not failed to give any
notice or present any claim, with respect to claims in
excess of
$1,000,000 thereunder in a due and timely manner.
       4.21    HCNA SEC Documents.     (a)   The Company has
             furnished or made available, (or, in the case of
             future filings will furnish) to Buyer a true and
             complete copy of each report, schedule,
             registration statement and definitive proxy statement
             filed by Harris Chemical North America, Inc., a wholly owned Subsidiary ("HCNA"), with the SEC since
             January 1, 1996 (as such documents have since the
             time of this Agreement been amended, the "HCNA
SEC
             Documents") which are all the documents (other than
             preliminary material) that HCNA was required to file
             with the SEC since such date.

        (b)             As of their respective dates, the
HCNA SEC
             Documents complied in all material respects with the
             requirements of the Securities Act or the Exchange
             Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HCNA SEC Documents, and none of
             the HCNA SEC Documents contained any untrue statement
             of a material fact or omitted to state a material
             fact required to be stated therein or necessary to
             make the statements therein, in the light of the
             circumstances under which they were made, not misleading. Except as set forth in Schedule
4.21,
             there are no material changes to any of the statements contained in the HCNA SEC
             Documents.
          (c)           The financial statements of HCNA
included
             in the HCNA SEC Documents comply as to form in all
             material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have
             been prepared in accordance with GAAP applied on a
             consistent basis during the periods involved
(except
             as may be indicated in the notes thereto or, in the
             case of the unaudited statements, as permitted by
             Form 10-Q of the SEC) and fairly present
(subject, in
             the case of the unaudited statements, to normal,
             recurring adjustments) the consolidated
financial
             position of HCNA and its consolidated
subsidiaries as
             at the dates thereof and the consolidated results of
             their operations and cash flows for the periods then
             ended.
     4.22 Disclaimer of Other Representations and
Warranties;
Knowledge; Disclosure.

          (a) Neither the Company nor any Subsidiary makes, or has made, any representations or warranties relating to the Company, any Subsidiary, or the business of the Company or any
Subsidiary or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein which are made by the Company. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has made, nor shall be deemed to have made, any representations or warranties in the Information Memorandum relating to the businesses of the Companies and their Subsidiaries prepared by
Chase Securities Inc. on behalf of the Company and supplied to the Buyer prior to the date hereof (the "Information Memorandum") or in any presentation of the businesses of the Company and the
Subsidiaries in connection with the transactions contemplated hereby, and no statement contained in the Information Memorandum or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Information Memorandum, are not and shall not be deemed to be or to include representations or warranties of the Company or any Subsidiary. No
Person has been authorized by the Company or any Subsidiary to make any representation or warranty relating to the Company or any
Subsidiary, the business of any Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company or any Subsidiary.

          (b) Whenever a representation or warranty made by the
Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist only of the actual knowledge on the date hereof and on the Closing Date, as applicable, of those persons listed on Schedule 4.22.

     (c)     Notwithstanding anything to the contrary
contained
in this Agreement or in any of the Schedules, any
information
disclosed in one Schedule shall be deemed to be disclosed in all
Schedules.  Certain information set forth in the Schedules
is
included solely for informational purposes and may not be
required
to be disclosed pursuant to this Agreement.  The disclosure
of any
information shall not be deemed to constitute an
acknowledgment
that such information is required to be
disclosed in connection with the representations and
warranties
made by the Company in this Agreement or that it is
material, nor
shall such information be deemed to establish a standard of
materiality.
     4.23 Consent of Stockholders.   As of the date hereof,
the

Company has obtained the written consent of its stockholders
(as

described in Section 11.13) approving this Agreement and the transactions contemplated hereby pursuant to Section 228 of the

DGCL.

                             ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Company that:

     5.1  Organization and Authority of the Buyer.   The
Buyer is
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid, binding and enforceable obligation of the Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.


     5.2  Ability to Carry Out the Agreement.   The Buyer is
not
subject to or bound by any provision of:


               (i)  any law, statute, rule, regulation or
judicial
          or administrative decision,
               (ii) any articles or certificate of
incorporation
          or by-laws,
               (iii)     any mortgage, deed of trust, lease,
note,
          stockholders' agreement, partnership agreement,
bond,
          indenture, license, permit, trust, or other
material
          instrument or agreement, or
               (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative
          agency or arbitrator,
that would prevent or be violated by or under which there
would be
a conflict, breach or default as a result of, nor is the
consent
required of any Person under any material agreement which
has not
been obtained for the execution, delivery and performance by the
Buyer of this Agreement and the transactions contemplated
hereby
other than any violations, defaults or failures to obtain
consents
which have not had a material adverse effect on the ability
of the
Buyer to perform its obligations under this Agreement.
     5.3  Consents and Approvals.   Except as disclosed on
Schedule 5.3, no consent, approval, order or authorization
of, or
registration, declaration or filing with, any Governmental
Entity,
is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this
Agreement by the Buyer or the consummation by the Buyer of
the
transactions contemplated hereby, the failure of which to obtain would have a material adverse effect on the ability of the
Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.
     5.4  Financial Ability to Perform.   The Buyer has, or
has
access to, sufficient funds to pay the aggregate Merger Consideration on the terms and conditions contemplated by this
Agreement.  The Buyer acknowledges and agrees that the
Buyer's
performance of its obligations under this Agreement is not
in any
way contingent upon the availability of financing to the
Buyer.
     5.5  Brokers and Intermediaries.   The Buyer has not
employed
any broker, finder, advisor or intermediary other than Salomon
Smith Barney in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due Salomon Smith Barney shall be paid by Buyer.
                             ARTICLE 6
                CERTAIN COVENANTS AND AGREEMENTS
                   OF THE COMPANY AND THE BUYER

     6.1  Access and Information.   The Company and its
Subsidiaries shall permit the Buyer and its representatives after the date of this Agreement to have reasonable access during normal business hours, upon reasonable advance notice, to the properties, contracts, books and records of the Company and its Subsidiaries for the purpose of verifying the representations and warranties of the Company hereunder, provided that such access shall be conducted by the Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of the Company or any Subsidiary. All information provided to the
Buyer pursuant hereto shall be subject to that certain confidentiality agreement dated March 21, 1997 executed by the
Buyer (the "Confidentiality Agreement"). The Buyer shall notify the Company promptly upon its discovery of any information which constitutes or would indicate a material breach by the Company of any representation, warranty or agreement of the Company hereunder.

     6.2  Regulatory Filings.   Each of the parties hereto
will
furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Entity. The Buyer and the Company agree to file any information required by the HSR Act, the Canadian Competition Act, the Investment Canada Act, the requirements of the German Federal Cartel Office, the Italian
Merger Control Regulation and each other governmental entity having jurisdiction over the transaction and each party agrees promptly to supplement such information and promptly use reasonable best efforts to effect compliance with the conditions specified in Sections 7.5 and 8.5 hereof prior to the Final Termination Time.

     6.3  Conduct of Business.   Prior to the Closing, and
except
as otherwise expressly contemplated by this Agreement, the
Company
shall operate the businesses conducted by it in all material respects in the ordinary and usual course and cause the business operated by its Subsidiaries to be operated in all material respects in the ordinary and usual course. Without limiting the generality of the foregoing, and except as expressly
contemplated
by this Agreement, the Company shall not, and shall not
permit any
Subsidiary to, without the prior written consent
of the Buyer, engage in any act or transaction referred to
in
clauses (i) through (xvii) of Section 4.16, except that for purposes of this Section 6.3 all references in Section 4.16 to
$1,000,000 shall be deemed to be $500,000.
     6.4  Dividends; Changes in Stock.   The Company shall
not,
nor shall it permit any of its Subsidiaries to (other than in the case of wholly owned Subsidiaries):
          (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock
(other
     than dividends on the Company's Non-Convertible
Preferred
     Stock and Convertible Preferred Stock payable in shares of the Company's Non-Convertible Preferred Stock as provided in
     Article Third, Section 1(a) of the Certificate of
Designation
     for such Convertible Preferred Stock and Article Third,
     Section 1(a) of the Certificate of Designation for such Non-
     Convertible Preferred Stock);
          (b)            split, combine or reclassify any of
its
               capital stock or issue or authorize or
propose the
               issuance of any other securities in respect of, in
               lieu of or in substitution for shares of its capital stock,
          (c)            repurchase, redeem or otherwise
acquire
               (other than as required pursuant to the
               Stockholders Agreement), or permit any
subsidiary
               to purchase or otherwise acquire, any share of its
               capital stock, or issue, deliver or sell, or authorize or propose the issuance, delivery or sale
               of, any share of its capital stock of any class or
               any securities convertible into, or any
rights,
               warrants or options to acquire, any such shares or
               convertible securities, or
          (d) enter into any transaction with any person listed on Schedule 4.22 which results in an
               increase in amounts otherwise currently being paid
               by the Company or any Subsidiary to or for the
               benefit of any such person, in each case except as
               otherwise provided for or permitted by this Agreement.
     6.5  Satisfaction of Conditions to the Merger.
          (a)     Each of the Buyer and the Company will
take
             all reasonable actions necessary to comply promptly
             with all legal requirements which may be imposed on
             itself with respect to the Agreement.

          (b)           Subject to the terms and conditions
of
             this Agreement, each of the parties hereto agrees
             to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause
             to be done, all things necessary, proper or advisable under applicable laws and regulations to
             consummate and make effective the transactions contemplated by this Agreement, including full cooperation with the other party and including the
             provision of information and making of all necessary filings in connection with, among other
             things, the approvals under the HSR Act.

          (c)           Each of the Buyer and the Company
will,
             and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption
        by, any Governmental Entity required to be obtained by the Buyer and the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.
6.6  Employee Matters.
     (a) The Buyer shall ensure that all persons who were employed by the Company or any Subsidiary immediately preceding the Closing, including those on vacation, leave of absence or disability, will be employed by the Buyer or an Affiliate of the Buyer (including but not limited to the Surviving Corporation or any Subsidiary) at the same base rate of pay and in a comparable position on and after the Closing Date, except as otherwise provided in this Section
6.6. Except as expressly provided in this Agreement the foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Buyer of a post-Effective Time employment relationship. Employment of any of the employees by the Buyer will be "at will" except as otherwise disclosed in this
Agreement and may be terminated by the Buyer at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). The Buyer shall not, at any time prior to 180 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN.

     For purposes of this Section 6.6, the term "Active
Employees" shall mean any employees who are actively employed by the Company or any Subsidiary as of the Closing Date, including those on vacation and leave of absence (including maternity leave).

    (b)  During the period from the Closing Date through
the second anniversary of the Closing Date and subject to subparagraph (c) below, the Buyer shall maintain, or cause to be maintained the employee benefit plans, policies and arrangements described on Schedule 4.13, or take such other actions described therein so as to provide benefits to the Active Employees which are in the aggregate substantially equivalent to, and provided pursuant to substantially equivalent terms and conditions as, the Company Benefit Plans as in effect immediately prior to the Closing Date,
provided,
however, that, subject to the Buyer's obligation to provide benefits to the Active Employees which are in the aggregate substantially equivalent to, and provided pursuant to substantially equivalent terms and conditions as, the Company
Benefit Plans as in effect immediately prior to the Closing Date, the Buyer shall not be obligated to maintain any specific employee benefit plan, policy or arrangement. The Buyer shall cause each of its employee benefit plans, policies and arrangements covering the Active Employees on or after the Closing Date (each a "Buyer Benefit Plan"), to recognize for eligibility and vesting purposes all service of the Active Employees counted for such purposes under the
     corresponding Company Benefit Plan.  In addition, if
such
     Buyer Benefit Plan is a "group health plan" within the meaning of Section 5000(b)(1) of the Code, the Buyer shall
     cause such plan to give credit to the Active Employees
for
     amounts paid under the corresponding Company Benefit
Plan
     toward any applicable deductibles, co-payments and out-
of
     pocket limits as though such amounts had been paid in accordance with the terms and conditions of such Buyer Benefit Plan.
          (c)  Buyer shall be responsible for and assume and
honor
     the obligations referred to in Schedule 6.6.
     6.7  Tax Matters.
          (a)     The Buyer shall be liable for, and shall
pay
             when due, any transfer, gains, documentary,
sales,
             use, registration, stamp, value added or other similar Taxes payable by reason of the transactions
             specified by this Agreement or attributable to
the
             sale, transfer or delivery of the Shares
hereunder
             (other than any capital gains or other income
tax
             payable by any stockholder of the Company), and
the
             Buyer shall, at its own expense, file all
necessary
             Tax returns and other documentation with
respect to
             all such Taxes.
          (b)     After the Closing Date, Buyer shall, and
shall
             cause the Company to, provide each party hereto
and
             each stockholder thereof with such cooperation
and
             information relating to the Company and each
             Subsidiary as such party reasonably may request
in
             filing any Return, amended Return or claim for refund, determining any Tax liability or a right to
             refund of Taxes, or conducting or defending any
audit
             or other proceeding in respect of Taxes. Buyer
shall
             cause the Company and each Subsidiary to retain
all
             Returns, schedules and work papers, and all
material
             records and other documents relating thereto,
until
             the expiration of the statute of limitations
(and, to
             the extent notified by any party, any
extensions
             thereof) of the taxable years to which such
Returns
             and other documents relate and until the final determination of any Tax in respect of such years.
             Any information obtained under this Section
6.7(b)
             shall be kept confidential, except as may be
             otherwise necessary in connection with filing
any
             Return, amended Return, or claim for refund,
             determining any Tax liability or right to
refund of
             Taxes, or in conducting or defending any audit
or
             other proceeding in respect of Taxes.
Notwithstanding
             the foregoing, neither Buyer, nor any of its
             affiliates, shall be required unreasonably to
prepare
             any document, or determine any information not
then
             in its possession, in response to a request
under
             this Section 6.7(b).
     6.8  Announcement.   Neither the Company nor the Buyer
will
issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.
Notwithstanding
anything in this Section 6.8 to the contrary, the Buyer and the
Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     6.9  Notice to Stockholders.   The Company will, as
promptly
as practicable following the date of this Agreement, give notice to any holders of Company Stock who have not heretofore consented in writing to the Merger.

     6.10 No Solicitation.   The Company shall, and shall
direct
and use its best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined).
The Company shall not, nor shall it authorize or permit any of its
Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or can reasonably be expected to lead to, any Acquisition Proposal.
Without limiting the foregoing, it is understood that any violation of which the Company or any of its Subsidiaries had knowledge at the time of such violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.10 by the Company and its Subsidiaries. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the
Company. Anything contained herein to the contrary notwithstanding, this Section 6.10 shall have no force and effect after April 30, 1998.

     6.11 Certain Litigation.   The Company agrees that it
shall
not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the
Company relating to the Merger or this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     6.12 Subsequent Financial Statements.   Prior to the
Effective Time, the Company shall deliver to the Buyer, not later than 45 days after the end of each quarterly period and in the form customarily prepared by the Company, the unaudited internal financial statements of the Company, including an income statement, for the monthly period then ended and for the period from the beginning of the current fiscal year to the end of such monthly period.

     6.13 Name of Surviving Corporation.   Buyer shall have
the
right to use the Harris name on a non-exclusive royalty free basis
in connection with the operation of the business of the Subsidiaries of the Company for a period of one year from the
Effective Time, whereupon such right to use such name shall
cease.
     6.14 Insurance.   The Company shall use commercially

reasonable efforts to keep or cause the insurance policies set forth on Schedule 4.20 (or insurance policies comparable thereto),

to be kept in full force and effect through the Effective
Time.



                             ARTICLE 7

                CONDITIONS PRECEDENT OF THE COMPANY

     The obligation of the Company to consummate the transactions described in Article 2 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:


     7.1  Representations and Warranties.   None of the
representations and warranties of the Buyer contained or referred to herein that is qualified as to materiality shall be untrue or incorrect in any respect and at the Effective Time such representations and warranties shall be true and correct as though made at the Effective Time, except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company; none of such representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and at the Effective
Time such representations and warranties shall be true and correct in all material respects as though made at the Effective
Time,
except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company.


     7.2  Agreements.   The Buyer shall have performed and
complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.


     7.3  Buyer Certificate.   The Company shall have been
furnished with a certificate of an authorized officer of the Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 have been fulfilled and confirming the acknowledgement set forth in Section 9.2.


     7.4  No Injunction.   No injunction, restraining order
or
decree of any nature of any court or governmental or regulatory authority shall exist against the Buyer, the Company, any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

     7.5  Consents.   All material consents, approvals and
authorizations of Governmental Entities, and all material
filings
with and notifications of Governmental Entities or other
entities
which regulate the businesses of the Company, the
Subsidiaries or
the Buyer, necessary on the part of the Company, any
Subsidiary or
the Buyer, or their respective Affiliates, to the execution
and
delivery of this Agreement and the consummation of the transactions contemplated hereby are listed on Schedule 7.5, and shall have been obtained or effected (and all applicable
waiting
periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).
     7.6  Miscellaneous Closing Deliveries.   The Company
shall
have received each of the following:
          (a)all documents, instruments and other closing deliveries specified herein; and
          (b)such evidence as the Company may reasonably
request
             in order to establish (i) the corporate power
and
             authority of the Buyer to consummate the
transactions
             contemplated by this Agreement and (ii)
compliance
             with the conditions of Closing set forth
herein.
     7.7  Penrice Condition.
     The transactions contemplated by the Sale and Purchase Agreement-Penrice Group of Companies dated the date hereof shall have been consummated.
                             ARTICLE 8
                 CONDITIONS PRECEDENT OF THE BUYER
     The obligation of the Buyer to consummate the
transactions
described in Article 2 hereof is subject to the fulfillment
of
each of the following conditions prior to or at the Closing:
      8.1  Representations and Warranties.   (x) None of the
representations and warranties of the Company contained or referred to herein that are qualified as to Material Adverse Effect shall be untrue or incorrect in any respect and at the
Effective Time such representations and warranties shall be true and correct at the Effective Time as though made at the Effective
Time, except for changes therein specifically permitted by this
Agreement or resulting from any transaction expressly consented to in writing by the Buyer; (y) none of such representations or warranties that is not so qualified shall be untrue or incorrect in such a manner as to cause a Material Adverse Effect and at the
Effective Time such representations and warranties shall be true and correct as though made at the Effective Time except for changes (i) specifically permitted by this Agreement or
(ii)resulting from any transaction expressly consented to in writing by the Buyer or (iii)those that do not have a Material
Adverse Effect (it being understood that for purposes of this clause (y) qualifications in the representations and warranties as to a materiality shall be disregarded).

      8.2  Agreements.   The Company shall have performed
and
complied in all respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing provided that the non compliance of an undertaking or agreement, other than in the case of uncured or unremedied non-compliance with Section 6.3 (insofar as it relates to Section 4.16(b)(ix), (b)(x) and (b)(xvi)),
Section 6.4 and Section 6.11 hereof, at any time shall not constitute a failure of the condition contained in this Section
8.2 if such non-compliance is not a material breach of such undertaking or agreement or if such non-compliance, both alone and in conjunction with all other such non-compliances, has not had a
Material Adverse Effect.

     8.3  The Company's Certificate.   The Buyer shall have
been
furnished with a certificate of an authorized officer of the Company, dated the Closing Date, certifying to the effect that the conditions contained in Sections 8.1, 8.2 and 8.6 have
been
fulfilled.
     8.4  No Injunction.   No injunction, restraining order
or
decree of any court or governmental or regulatory authority
shall
exist against the Buyer, the Company, any Subsidiary or any
of
their respective Affiliates, or any of the principals,
officers or
directors of any of them, that restrains, prevents or
materially
changes the transactions contemplated hereby.
     8.5  Consents.   All material consents, approvals and
authorizations of Governmental Entities, and all material
filings
with and notifications of Governmental Entities or other
entities
which regulate the businesses of the Company, the
Subsidiaries or
the Buyer, necessary on the part of the Company, any
Subsidiary or
the Buyer, or their respective Affiliates, to the execution
and
delivery of this Agreement and the consummation of the transactions contemplated hereby are listed on Schedule 7.5, and shall have been obtained or effected (and all applicable
waiting
periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).
     8.6  No Material Adverse Change.   Since the Reference
Balance Sheet Date, except as set forth on Schedule 8.6,
there
shall have been no material adverse change in the financial condition or results of operations of either (i) the Company and its Subsidiaries, taken as a whole or (ii) any Significant
Business.
     8.7  Miscellaneous Closing Deliveries.   The Buyer
shall
have received each of the following:

          (a) all documents, instruments and other closing deliveries specified herein; and
          (b) such evidence as the Buyer may reasonably request
     in order to establish (i) the corporate power and authority of the Company to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of
     Closing set forth herein.
     8.8  Penrice Condition.
     The transactions contemplated by the Sale and Purchase
Agreements - Penrice Group of Companies dated the date hereof shall have been consummated.
                             ARTICLE 9
               NONSURVIVAL OF REPRESENTATIONS AND
                WARRANTIES; CERTAIN ACKNOWLEDGMENTS

     9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the
Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company, any Subsidiary nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time.
This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the
Effective Time.

     9.2  Information.   On or immediately prior to the
Closing
Date, the Buyer shall provide to the Company a certificate pursuant to which the Buyer will acknowledge each of the following:

     (a) The Buyer has received all materials relating to the business of the Company and each Subsidiary which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby; and

     (b) The Company and its representatives have answered to the Buyer's satisfaction all inquiries that the Buyer or its representatives have made concerning the business of the Company and each Subsidiary or otherwise relating to the transactions contemplated hereby.

                            ARTICLE 10

                          INDEMNIFICATION

     10.1 Indemnification.

          (a) The Company will indemnify, defend and hold harmless, and after the Effective Time, Buyer will indemnify,
     defend and hold harmless, the present and former officers and directors of the Company and its Affiliates and the Stockholders (each an "Indemnified Party") against all losses, claims, demands, actions, causes of action, damages
     or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (individually, a "Claim"
     and collectively, "Claims") to the fullest extent provided in the charters and by-laws of the Company and its Subsidiaries, as the case may be, immediately prior to the Effective
Time.
     Without limiting the foregoing, the Company, and after the
     Effective Time, Buyer, shall advance expenses incurred with respect to Claims, including attorney's fees, as they are
     incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides an undertaking (which need not be secured) to repay such advances if it is ultimately determined by a court of competent jurisdiction that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
          (b) The certificate of incorporation and the by-laws of
     the Surviving Corporation (and its Subsidiaries referred to above) shall contain the provisions with respect to indemnification and exculpation from liability set forth in
     the Company's and such Subsidiaries' certificates of incorporation and by-laws on the date of this
Agreement,
     which provisions shall not be amended, repealed or otherwise modified for a period of seven years from the Effective
Time
     in any manner that would adversely affect the rights thereunder of individuals who on or prior to the
Effective
     Time were directors, officers, employees or agents of Company, unless such modification is required by law.
          (c) The Buyer or the Surviving Corporation shall maintain in effect for six years from the Effective
Time
     policies of directors' and officers' liability insurance
     containing terms and conditions which are not less advantageous to the insured than any such policies of the
Company or any such Subsidiary currently in effect on the date of this Agreement (the "Company Insurance"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance policies; provided that (i) the Surviving Corporation and such Subsidiaries following the Merger shall not be required to spend in excess of 150% of the amount spent on current annual premiums for the Company Insurance (the "Premium Limit") per year therefor; provided further that if the Surviving Corporation and such Subsidiaries following the Merger would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company
Insurance policies, the Surviving Corporation and such Subsidiaries will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and
(ii) such policies may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the full six year period, provided that such "tail" policies, contain terms and conditions and provide coverage no less advantageous to the insiders than the terms, conditions and coverage in the Company Insurance. Buyer agrees that in the event that the Surviving Corporation and such Subsidiaries would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company Insurance policies, the Surviving Corporation will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over the Premium Limit which may be necessary to maintain such policies. The annual premium for Company Insurance for calendar year 1997 was not greater than $100,000.
     (d)  Any Indemnified Party wishing to claim
indemnification under this Section 10.1, upon learning of any claim, action, suit, proceeding or investigation which may give rise to a right to indemnification under this Section 10.1, shall promptly notify Buyer thereof. In the event of any such claim, action, suit, proceeding or investigation,
(i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof (with counsel engaged by Buyer or the Surviving Corporation to be reasonably acceptable to the Indemnified Party) and Buyer shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof provided there is no conflict of interests between the Indemnified Party and the Surviving Corporation or Buyer in the Indemnified Party's good faith judgment based upon advice of counsel, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Buyer shall not be liable for any settlement effected without its prior written consent.
     (e) This Section 10.1 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 10.1 against the Company or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Surviving Corporation.
     (f) In the event the Surviving Corporation or any such Subsidiary or the Buyer, as the case may be, or any of their
     respective successors or assigns (i) consolidates with or
     merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its
     properties and assets to any person, then, in each such case, the Buyer shall cause proper provision to be made so that
     such resulting or surviving corporation or entity or such
     transferee assumes the obligations set forth in this Section
     10.1.
          (g) Buyer shall cause the Company to satisfy all of the

     Company's obligations under this Article 10.

                            ARTICLE 11

                           MISCELLANEOUS

     11.1 Expenses.

          (a) The Company shall pay the fees and expenses of its counsel, accountants, investment
               banking firms, and other experts and
consultants
               and shall pay all other expenses incurred by it in
               connection with the negotiation, preparation and
               execution of this Agreement and the
consummation of
               the transactions contemplated hereby.
Schedule
               11.1 which shall be delivered promptly after the
               date hereof will contain an estimate of the fees
               and expenses of the counsel, accountants, investment banking firms, change of control payments (other than severance payments) and other
               experts and consultants retained by the
Company in
               connection with the Merger and the
transactions
               contemplated by the Penrice Agreement. If such
               fees in the aggregate exceed $22.5 million
               (exclusive of the closing related obligations payable under the Management Services
Agreement
               with D.G. Harris and A.J. Petrocelli referred to in
               Schedule 6.6), then the aggregate Merger
               Consideration shall be reduced pro-rata by the
               amount of such excess.


          (b)            The Buyer shall pay the fees and
               expenses of its counsel, accountants,
investment
               banking firms, and other experts and
consultants
               and shall pay all other expenses incurred by it in
               connection with the negotiation, preparation and
               execution of this Agreement and the
consummation of
               the transactions contemplated hereby.

     11.2 Applicable Law.   The rights and duties of the
Buyer and
the Company under this Agreement shall, pursuant to the New
York
General Obligations Law Section 5-1401, be governed by the law of the State of New York except to the extent the laws of the State of Delaware shall apply to the Merger.

     11.3 Notices.   All notices and other communications
hereunder shall be in writing and shall be deemed to have
been
duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier
(such as
DHL or Federal Express), two business days after being so
sent;
(c) if sent by telecopy transmission, with a copy mailed on
the
same day in the manner provided in clauses (a) or (b) above, when
transmitted and receipt is confirmed by telephone; or
(d) if otherwise actually personally delivered, when
delivered
and shall be sent or delivered as follows:
     If to the Company, to:
          Harris Chemical Group, Inc.
            c/o D. George Harris & Associates, Inc.
          399 Park Avenue, 32nd Floor
          New York, New York 10022 Telephone:
          (212) 207-6400 Telecopy:  (212) 207-
          6470
          Attention:  Donald G. Kilpatrick, Esq.

     with a copy to:

          Winthrop, Stimson, Putnam & Roberts One
          Battery Park Plaza
          New York, New York 10004-1490

          Telephone:  (212) 858-1000
            Telecopy:  (212) 858-1500

          Attention:  Kenneth E. Adelsberg, Esq.

     If to the Buyer or Newco, to:

          IMC Global Inc.
          2100 Sanders Road
          Northbrook, IL  60062

          Telephone:  (847) 272-9200
          Telecopy:   (847) 205-4894

          Attention:  Marschall I. Smith, Esq.

     with a copy to:

          Sidley & Austin
           One First National Plaza
          Chicago, IL  60603

          Telephone:  (312) 853-7000
          Telecopy:   (312) 853-7036

          Attention:  Thomas M. Thesing, Esq.

Such names and addresses may be changed by such notice.

     11.4 Entire Agreement.   This Agreement (including the
Schedules attached hereto, all of which are a part hereof) and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the Confidential Memorandum.
There
are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

     11.5 Amendments.   This Agreement may be amended only
by a
written instrument executed by the parties or their respective successors or assigns.

      11.6 Headings; References.   The article, section and
paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections," "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or
Exhibits hereto unless otherwise indicated.

     11.7 Counterparts.   This Agreement may be executed in
one or
more counterparts and each counterpart shall be deemed to be an original.

     11.8 Parties in Interest; Assignment.   This Agreement
shall
inure to the benefit of and be binding upon the Company and Buyer and their respective successors. Except as provided in or contemplated by Section 6.6 and Article 10 (each of which shall confer upon the employees and other Persons referred to therein for whose benefit it is intended the right to enforce such Section or Article, as applicable notwithstanding any general releases that any such person may execute in connection with a termination of employment), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

     11.9 Severability; Enforcement.   Any term or provision
of
this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

     11.10     Waiver.   Any of the conditions to Closing
set
forth in this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this
Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     11.11     Relationship Between the Parties.   The
parties
agree that this is an arm's length transaction in which the parties' rights, undertakings and obligations are limited to those which are set forth in this Agreement.

     11.12     WAIVER OF CONSEQUENTIAL DAMAGES AND JURY
TRIAL.
THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY
RIGHT
TO RECOVER CONSEQUENTIAL, EXEMPLARY, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY
CONTROVERSY OR CLAIM ARISING OUT OR RELATING TO THIS
AGREEMENT OR
THE TRANSACTIONS CONTEMPLATED HEREBY.

      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY
WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A
TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR
INDIRECTLY
ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE
TRANSACTIONS
CONTEMPLATED HEREBY.
     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD
NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF
THE
FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED
THE
IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
     11.13     Approval of Company Stockholders.   Prior to
or
simultaneously with the execution of this Agreement, holders of
90% or more of the Company Common Stock shall have entered
into an
amendment of the Stockholders Agreement to amend Section 1K thereof in the manner attached hereto as Annex 11.13. Each of the stockholders listed on Schedule 11.13 is the beneficial
owner of
the number of shares of Company Common Stock set forth
opposite
such stockholder's name and such stockholder owns all such
shares
free and clear of all liens, charges, encumbrances,
restrictions
and commitments of any kind.  Such stockholders have
executed a
written consent, which has been delivered to Buyer upon
execution
of this Agreement.
     11.14     Liquidated Damages.   The parties hereto
agree
that, if the Effective Date shall not have occurred under the circumstances described below, because it is impossible to adequately measure actual damages, in lieu of actual damages, the
Company shall be entitled to liquidated damages in the amount of
$40 million (the "Liquidated Damages"), which amount the parties hereby agree to be a reasonable amount under the circumstances of the transaction contemplated hereby. The Company agrees and acknowledges that, in the absence of the Buyer's fraud or willful misconduct, such Liquidated Damages are in full satisfaction of, and shall be in lieu of, any other claim, right, or other cause of action which the Company might have with respect to the circumstances described below, and the Company agrees that, in the absence of the Buyer's fraud or willful misconduct, upon payment of such Liquidated Damages, the Company shall release Buyer from any and all such claims. The Liquidated Damages shall be payable to the Company by Buyer on the Final Termination Date if (x) the
Effective Time shall not have occurred on or before the Final
Termination Date, (y) the conditions set forth in Sections
8.1,
8.2, 8.4, 8.5 and 8.6 shall not have been breached in any material respect as of the Final Termination Date (other than, in the case of Sections 8.4 and 8.5, with respect to antitrust matters) and
(z) the Penrice closing contemplated by Section 8.8 shall not have occurred under circumstances where liquidated damages are not payable under the Penrice Agreement.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              HARRIS CHEMICAL GROUP, INC.
                                By:
                                Name:
                                Title:

                              IMC GLOBAL INC.
                              By:
                                Name:
                                Title:



                              IMC MERGER SUB INC.


                              By:
                                Name:
                                Title: